Exhibit 16.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Combined Proxy Statement and Prospectus on Form N-14 of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of Optima Strategic Credit Fund, a series of Investment Manager Series Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 1, 2025